Exhibit 99.1
FOR IMMEDIATE RELEASE
FOR MORE INFORMATION, CONTACT:
Susan Kirkman, VP & Regional Marketing Manager
Commerce Bank, 417-837-5333, or
Teresa Maledy, President & Market Manager
Commerce Bank, Central Mo. Region
573-886-5200, or
Rick Kruse, President
Boone National Savings & Loan Assoc., 573-443-3179
Boone National Savings and Loan Association and
Commerce Bank, N.A., Announce Agreement
(Columbia, MO, April 5, 2006) – Rick Kruse, president and CEO of Boone National Savings and Loan Association, and Teresa Maledy, president and market manager, Commerce Bank, N.A., Central Missouri Region, jointly announce today the signing of an agreement whereby Commerce Bank, N.A., will acquire the banking business of Boone National Savings and Loan Association. Nominal consideration recognizes Boone National Savings and Loan Association’s equity as of December 31, 2006 of $15,389,000 plus a premium for the banking business of $16,250,000. Pending regulatory approval, the transaction is expected to close in July 2006.
Boone National Savings and Loan Association is the sole savings and loan subsidiary of The Jones Financial Companies, L.L.L.P., whose primary operating subsidiary is Edward D. Jones & Co. L.P. With approximately $150 million in assets, Boone National Savings and Loan Association operates four branches in Columbia and loan production offices in Ashland and Lake of the Ozarks.
Commerce Bank, N.A., is a subsidiary of Commerce Bancshares, Inc., a $14 billion bank holding company with 340 locations in Missouri, Kansas and Illinois. Commerce Bank’s Central Missouri Region includes $400 million in deposits and 11 full-service branches in Columbia, Mexico, Moberly, California and Tipton. Once the acquisition is complete, total deposits for Commerce Bank, Central Missouri Region will increase to $507 million.
Maledy stated, “Boone National Savings and Loan Association is an excellent complement to our Commerce Bank, Central Missouri Region franchise. Rick Kruse and his team have a long and proud tradition of serving their clients and the Columbia community. We look forward to enhancing the combined strengths of our two organizations.”

Kruse added, “By joining forces with Commerce Bank, our clients will receive significant additional benefits in expanded products, convenience and service. Commerce Bank’s focus on relationship development and quality customer service will provide a good fit for Boone National Savings and Loan Association.”
During the announcement, both Maledy and Kruse pledged an unwavering commitment to teamwork and quality during the transition. “We see this as an opportunity to expand not only market share, but also our commitment to clients and the community we serve,” added Maledy.
David W. Kemper, chairman, Commerce Bancshares, Inc., commented, “Among the fastest- growing Metropolitan Statistical Areas (MSAs) in the state, the Columbia/Central Missouri Region continues to be a key growth market for our company. The acquisition provides a significant opportunity to strengthen our super-community bank in Central Missouri, and we look forward to welcoming Boone National Savings clients to Commerce.”
About Commerce Bank
Commerce Bank is the principal subsidiary of Commerce Bancshares, Inc. (NASDAQ: CBSH), a $13.9 billion regional bank holding company. For more than 140 years, Commerce has been meeting the financial service needs of individuals and businesses. Commerce provides a diversified line of financial services, including business and personal banking, wealth management and estate planning, and investments through its affiliated companies. Commerce currently operates in approximately 340 locations in Missouri, Illinois and Kansas. Commerce also has operating subsidiaries involved in mortgage banking, credit-related insurance, venture capital and real estate activities.